Exhibit 6.21

August 11, 2017

KeyStone Solutions, Inc.

14420 Albemarle Point Place, Suite 200

Chantilly, Virginia 20151

Attn: CFO

RE:   Waiver of Specified Events of Default under $1,000,000.00 Revolving Line of Credit

Dear Riaz:

Reference is made to that certain Loan and Security Agreement dated August 11, 2016 (as amended, the “Loan Agreement”), by and among Keystone Solutions, Inc., a Delaware corporation (“Parent”), AOC Key Solutions, Inc., a Delaware corporation (“AOC”; together with Parent, individually and collectively, “Borrower”), and Sandy Spring Bank (“Lender”), in connection with a revolving line of credit in the current maximum principal amount of One Million Dollars ($1,000,000.00) from Lender to Borrower (the “Loan”). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Loan Agreement.

Lender has learned that Events of Default have occurred under the Loan Agreement as a result of Borrower’s failure to comply with Section 6.21 and Section 7.4(b) of the Loan Agreement with respect to the Subsidiaries listed on Exhibit A attached hereto (collectively, the “Existing Defaults”). By its signature below, Lender herby waives the Existing Defaults, provided that Lender’s waiver shall not be deemed to be a waiver of any subsequent violations of Section 6.21 and Section 7.4(b) of the Loan Agreement or a waiver of any other Event of Default (or events that, with the passage of time or giving of notice or both will constitute and Event of Default) which may have occurred but which are not specifically referred to in this letter.

Except as expressly provided herein, the Loan Agreement and all other documents executed in connection with the Loan (collectively, “Loan Documents”) remain unmodified and are in full force and effect.

This letter shall in no way operate as a novation, release, or discharge of any of the provisions of the Loan Documents, nor shall anything contained herein be deemed to affect the validity or priority of any of the Loan Documents, or be a waiver of any provision thereof, except as specifically set forth herein. Should you have any questions, please do not hesitate to call me at (703) 255-4811.

Sincerely,

/s/ Thomas Heck-Howard
Thomas Heck-Howard
Vice President

Cc: Morris DeFeo, Esq.

EXHIBIT A

Novume Capital, LLC, a Delaware limited liability company

Chantilly Petroleum, LLC, a Delaware limited liability company

Novume Media Inc., a Delaware corporation

Government Industry Leadership Institute, LLC, a Delaware limited liability company

Firestorm Holdings, LLC, a Delaware limited liability company

Firestorm Solutions, LLC, a Delaware limited liability company

Firestorm Franchising, LLC, a Georgia limited liability company

Brekford Merger Sub, Inc., a Delaware corporation

Keystone Merger Sub, LLC, a Delaware limited liability company